Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2019, relating to the consolidated financial statements as of December 31, 2018 and 2017 and for the years then ended, which appear in CorMedix Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ Friedman LLP

East Hanover, New Jersey

December 17, 2019